Gryphon Gold Announces Financial Results for 1st Quarter Ended June 30, 2008

August 13, 2008 -- Gryphon Gold Corporation (GGN: TSX; GYPH: OTC.BB) (the "Company") reported for the three months ended June 30, 2008 a net loss of $1,438,906 or $0.02 per share compared to a net loss of $2,226,553 or $0.05 per share during the same period in the prior year, on greater shares outstanding, as spending on exploration activities on the Borealis property decreased by $791,804. Exploration costs decreased as there was no exploration drilling during the current quarter; the Company was entirely focused on completing the Preliminary Assessment for the potential oxide heap leach mine and also advancing the Scoping Study on the potential development of the Graben sulphide deposit. Management salaries and consulting fees decreased by $115,337.

During the quarter ended June 30, 2008:

  In April 2008 the Company completed a CIM compliant, NI 43-101 resource report that included all drilling results on the Borealis property to date. Total ounces of gold on the Borealis property increased by 39 percent from the earlier resource report and now total 1.4 million measured and indicated ounces of gold and 1.1 million inferred ounces of gold;

  A water well, necessary for the construction of an oxide heap leach mine, was installed in June 2008;

  Permits to begin operation of a heap leach mine on the Borealis were maintained;

  Work progressed on a Preliminary Assessment for the development of an oxide heap leach mine and a Scoping Study for the development of the Graben sulphide resource. These reports are expected to be completed and analyzed near the end of August and reported in early September, 2008.

  With respect to Nevada Eagle Resources, the Company continued to stake additional properties and subsequent to March 31, 2008 completed 5 new lease or joint venture agreements and is currently negotiating three more. The Company believes these agreements provide additional exposure to exploration success for our shareholders, while cash received from lease payments more than offsets property holding costs.

In July 2008, the Company announced the appointment of John L. Key as President and CEO, replacing the retiring Tony Ker. Mr. Key is a mining engineer with over 30 years experience and has run, in succession, the Magmont, Polaris and Red Dog mines in the Teck Cominco organization. Mr. Key had been consulting to Gryphon Gold during the previous five months, and his primary focus was on establishing the economic potential for a heap leach mine from Gryphon’s 700,000 oz. oxide gold resources (Preliminary Assessment), as well as affirming the longer term opportunities for Gryphon’s 1.8 million oz sulphide gold resources (Scoping Study); both on the Borealis property in Nevada.

In August 2008, the Company announced the execution of an 18 month option agreement which permits the Company to restructure its $5 million debt related to the purchased of Nevada Eagle Resources LLC. The Company has the option to retire half the debt through the issuance of four million shares and the payment of $500,000 in cash. The remaining debt has had its maturity extended to March 2012. This restructuring is expected to improve the Company’s financing capability. This transaction is subject to regulatory approval.

Exploration expenses during the three months ended June 30, 2008 were $686,668 or 47% of total expenses compared to $1,478,472 or 64% of total expenses in the prior year. During the first quarter ended June 30, 2008, no exploration drilling was completed compared to 16 reverse circulation (RC) holes totaling 18,890 feet in the prior year’s comparable period. As of June 30, 2008, approximately 203 holes and 142,220 feet of RC drilling have been completed on the Borealis property.

Management salaries and consulting fees in the quarter ended June 30, 2008 decreased to $323,026 compared to $438,363 in the quarter ended June 30, 2007. Total non-cash compensation costs included in the quarter ended June 30, 2008 were $103,051 versus $213,032 in the prior year’s comparable quarter. The reduction in salary cost was due to a decrease in management personnel. Consulting fees during the quarter decreased due to reduced spending on investor relations and related activities. General and administration costs decreased compared to the prior year because of reduced expenditures on investor relations activities.

ON BEHALF OF THE BOARD OF DIRECTORS
JOHN KEY, CEO
GRYPHON GOLD CORPORATION

Full financial statements and securities filings are available on our website: www.gryphongold.com and www.sec.gov or www.sedar.com. For further information contact: Michael Longinotti, Chief Financial Officer, by phone: 604-261-2229, or email at mlonginotti@gryphongold.com .

The Borealis property is described in the technical report dated April 28, 2008 titled Technical Report on the Mineral Resources of the Borealis Gold Project Located in Mineral County, Nevada, U.S.A. and prepared in accordance with National Instrument 43-101 of the Canadian Securities Administrators. The technical report describes the exploration history, geology and style of gold mineralization at the Borealis property. Sample preparation, analytical techniques, laboratories used and quality assurance-quality control protocols used during the drilling programs at the Borealis property site are the same as, or similar to, those described in the technical report.

This press release was reviewed by Dr. R. Steininger of Gryphon Gold, a Qualified Person as defined by National Instrument 43-101 of the Canadian Securities Administrators. This press release contains "forward-looking information" which may include, but is not limited to, statements with respect to timing on reports related to the Borealis property, the effect f joint ventures and leases, the effect of debt restructuring, projected development of the Borealis property, resource estimates, projections, our planned exploration and drilling programs, planned technical reviews, the availability of future financing for exploration and other plans, projections, estimates and expectations. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined in our most recent financial statements and reports and registration statement filed with the SEC(available at www.sec.gov) and with Canadian securities administrators(available at www.sedar.com). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected.

All mineral resources have been estimated in accordance with the definition standards on mineral resources and mineral reserves of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in National Instrument 43-101, commonly referred to as NI 43-101. U.S. reporting requirements for disclosure of mineral properties are governed by the United States Securities and Exchange Commission (SEC) Industry Guide 7. Canadian and Guide 7 standards are substantially different. This press release uses the terms "measured," "indicated" and "inferred" resources." We advise investors that while those terms are recognized and required by Canadian regulations, the SEC does not recognize them. Inferred mineral resources are considered too speculative geologically to have economic considerations applied to them that enable them to be categorized as mineral reserves. We do not undertake to update forward-looking statements